090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140773609-39
Ross Miller	Filing Date and Time 11/21/2014 8:13 AM
Secretary of State State of Nevada	Entity Number E0405142012-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

That Marketing Solution, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See Exhibit "A." re amendment to Article IV, Section 1 of Amended + Restated Articles of Incorporation dated September 17, 2014

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90.5%

4. Effective date and time of filing: (optional) Date: 11-21-14 Time: 5:00 p.m. MST

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT "A" TO CERTIFICATE OF AMENDMENT

OF

THAT MARKETING SOLUTION, INC.

Article IV, Section 1 of the Corporation's Amended and Restated Articles of Incorporation dated September 17, 2014, is hereby amended to read as follows:

Section 1. Authorized Shares. The aggregate number of shares which the Corporation is authorized to issue shall be five hundred and fifty million (550,000,000), divided into classes as follows:

A. Five hundred million (500,000,000) shares of common stock, one-tenth of one mill ($0.0001) par value per share (the "Common Stock");

B. Fifty million (50,000,000) shares of preferred stock, one-tenth of one mill ($0.0001) par value per share, to be issued in series (the "Preferred Stock").

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation. The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board pursuant to the NRS.